As filed with the Securities and Exchange Commission on December 19, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THOUSAND TRAILS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2138671 (I.R.S. Employer Identification Number)

3801 Parkwood Blvd., Suite 100 Frisco, Texas (Address of Principal Executive Offices)	75034 (Zip Code)

THOUSAND TRAILS, INC.
2001 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN
(Full title of the plan)

Walter B. Jaccard, Esq.
Vice President, General Counsel and Secretary
Thousand Trails, Inc.
3801 Parkwood Blvd., Suite 100
Frisco, Texas 75034
(Name and address of agent for service)

(214) 618-7200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per share (1)	offering price (1)	registration fee

Common Stock, $.01 par value	650,000 shares	$9.50	$6,175,000	$568.10

(1)	Based on the average of the high and low prices of the Common Stock of Thousand Trails, Inc. (the “Common Stock”) as reported on the American Stock Exchange on December 18, 2002, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

INTRODUCTORY STATEMENT

     This Registration Statement on Form S-8 is filed by Thousand Trails, Inc., a Delaware corporation (the “Company”), relating to 650,000 shares of Common Stock, par value $0.01 per share, eligible for issuance under the Thousand Trails, Inc. 2001 Stock Option and Restricted Stock Purchase Plan (the “Plan”), approved by stockholders on November 8, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The information requested in Part I of this Registration Statement is included in the prospectus for the Plan, which the Company has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company are incorporated by reference, as of their respective dates, in this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2002;

2.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission on November 14, 2002; and

3.	The description of the Company’s Common Stock set forth in the Registration Statement on Form 8-A12B, filed by the Company with the Commission on November 25, 1998 (File No. 1-14645), under which the Company registered the Common Stock under the Exchange Act.

     In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

     Walter B. Jaccard, who has delivered to the Company a legal opinion regarding the validity of the shares of Common Stock registered pursuant to this Registration Statement, is a Vice President, General Counsel and Secretary of the Company and he has the right to acquire 72,500 shares of Common Stock pursuant to other Company option plans.

Item 6. Indemnification of Directors and Officers

     Under its Bylaws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

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     The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware of the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

     The Company has entered into Indemnity Agreements with its directors and officers contractually obligating the Company to provide indemnification rights substantially similar to those described above.

     Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company’s Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the DGCL.

     The Company also maintains directors’ and officers’ insurance for certain expenses and losses.

Item 8. Exhibits

Exhibit
Number		Exhibit

4.1	-	Restated Certificate of Incorporation of the Company (incorporated by reference to Annex B to the proxy statement/prospectus filed with the Commission on October 3, 1996 as part of the S-4 Registration Statement, File No. 333-13339)

4.2	-	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-B12G filed by the Company with the Commission on November 27, 1996, File No. 000-21805)

4.3	-	Thousand Trails, Inc. 2001 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the Commission on September 26, 2001 on Schedule 14A, File No. 1-14645)

5	-	Opinion of Walter B. Jaccard, Vice President, General Counsel and Secretary of the Company

23.1	-	Consent of Walter B. Jaccard, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5 hereto)

23.2	-	Consent of Grant Thornton LLP

24	-	Power of Attorney (included as part of signature page hereto)

Item 9. Undertakings

(a) The Company hereby undertakes:

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(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on December 19, 2002.

THOUSAND TRAILS, INC.

By:	/s/ Walter B. Jaccard Walter B. Jaccard Vice President, General Counsel and Secretary

S-1

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter B. Jaccard as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Shaw William J. Shaw	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2002

/s/ Bryan D. Reed Bryan D. Reed	Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2002

/s/ Arthur H. Baer Arthur H. Baer	Director	December 19, 2002

/s/ Andrew M. Boas Andrew M. Boas	Director	December 19, 2002

/s/ William P. Kovacs William P. Kovacs	Director	December 19, 2002

/s/ Donald R. Leopold Donald R. Leopold	Director	December 19, 2002

/s/ H. Sean Mathis H. Sean Mathis	Director	December 19, 2002

EXHIBIT INDEX

Exhibit
Number		Exhibit

4.1	-	Restated Certificate of Incorporation of the Company (incorporated by reference to Annex B to the proxy statement/prospectus filed with the Commission on October 3, 1996 as part of the S-4 Registration Statement, File No. 333-13339)

4.2	-	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-B12G filed by the Company with the Commission on November 27, 1996, File No. 000-21805)

4.3	-	Thousand Trails, Inc. 2001 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the Commission on September 26, 2001 on Schedule 14A, File No. 1-14645)

5	-	Opinion of Walter B. Jaccard, Vice President, General Counsel and Secretary of the Company

23.1	-	Consent of Walter B. Jaccard, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5 hereto)

23.2	-	Consent of Grant Thornton LLP

24	-	Power of Attorney (included as part of signature page hereto)